UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2010

ReGen Biologics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20805	23-2476415

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 Hackensack Avenue
Hackensack, NJ	07601

(Address of principal executive offices)	(Zip Code)

(201) 651-5140
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
Item 8.01. Other Events.

The Food and Drug Administration (the “FDA”) has announced that it will convene a meeting of the Orthopaedic and Rehabilitation Devices Panel (the “Orthopaedic Panel”) of the Medical Devices Advisory Committee on March 23, 2010.  The FDA indicated that the Orthopaedic Panel will discuss and make recommendations on issues relevant to FDA’s re-evaluation of the ReGen Biologics, Inc. (“ReGen” or the “Company”) collagen scaffold device.  The ReGen device, marketed as the Menaflex Collagen Meniscus Implant, was cleared by the FDA on December 18, 2008 pursuant to a 510(k).

Approximately three years after the Company’s first 510(k) submission to clear the ReGen device and an Orthopaedic Panel meeting conducted on November 14, 2008, the FDA determined that the Company’s collagen scaffold device was substantially equivalent to a legally marketed predicate device and was cleared to be legally marketed in the United States for use in surgical procedures for the reinforcement and repair of soft tissue injuries of the medial meniscus. In June 2009 the FDA informed the Company that it intended to conduct a preliminary internal review of the FDA’s procedures relevant to the clearance process for the Company’s collagen scaffold device and would, among other things, address whether to reconsider the clearance decision. On September 24, 2009, the FDA issued the results of its internal review and indicated that it would reconsider the clearance decision and reevaluate the scientific basis of the clearance decision for the Company’s collagen scaffold device.

There can be no assurance as to the outcome of the FDA’s review of the Company’s collagen scaffold device and the timeframe for such a decision is uncertain.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGEN BIOLOGICS, INC.

By:	/s/ Gerald E. Bisbee, Jr., Ph.D.
Name:	Gerald E. Bisbee, Jr., Ph.D.
Title:	President and Chief Executive Officer

Dated: March 2, 2010